Exhibit 99.1

CONTACT:
Mark Spencer
847.585.3802
mdspencer@careered.com

Career Education Corporation Appoints Health Education and Art & Design Leaders

Schaumburg, Ill., January 5, 2012 – Career Education Corporation (NASDAQ: CECO) today announced that it has filled two key leadership vacancies, appointing executives to lead its Health Education and Art & Design groups, which together currently educate more than 35,000 students.

Erik Parks has been named Senior Vice President of the Art & Design Education Group. For the past six years, Parks served as President of Harrington College of Design in Chicago, a member of the CEC family of schools. A firm believer in the value of design education, Parks led the college to sustained growth, introducing new programs and spearheading the effort that led Harrington College of Design to earn regional accreditation from The Higher Learning Commission of the North Central Association of Colleges and Schools in March 2010.

In addition, Jason Friesen, Senior Vice President of Finance, Investor Relations and Treasurer, becomes the Senior Vice President of the Health Education Group. Friesen has a strong understanding of CEC’s educational institutions, including appreciation and knowledge of the regulatory environment, valuable skills for leading this group through challenging times. He retains his role as Treasurer of CEC, as it’s envisioned he will later return to his role in Finance. Both appointments are effective immediately. John Springer, currently Vice President of Strategy, will serve as Vice President of Investor Relations during this period, a role he previously held before assuming his current position.

“Both Jason and Erik have exhibited tremendous leadership qualities in their respective roles with the company. Each has a deep appreciation for and a strong understanding of the needs of our students, our educational models, and the regulatory and market landscape,” said Steven H. Lesnik, chairman, president and CEO of Career Education Corporation. “Given the challenging period of change for our Health Education schools, Jason has the right analytic skills and leadership to lead them through the issues they face in 2012. Both executives understand our philosophy of putting students first in every decision we make.”

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse student population of more than 100,000 students across the world in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. The more than 90 campuses that serve these students are located throughout the United States and in France, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

CEC is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools; International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.

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